Exhibit 16.1

October 26, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

RE: Global Future City Holding Inc.

Commission File No.  - 000-33519

Dear Commissioners:

We have read Item 4.01 of Global Future City Holding Inc. (the “Company”) Form 8-K dated October 26, 2017, which is expected to be filed with the Securities and Exchange Commission. We are in agreement with the statements relating only to dbbmckennon contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ dbbmckennon